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                                                                    EXHIBIT 4




                       [GRAND CASINOS, INC. LETTERHEAD]


December 9, 1997


Leslie Stone Abraham
Wasserstein Perella & Co.
1999 Avenue of the Stars, Suite 2950
Los Angeles, CA 90067

Dear Leslie:

This letter is to reaffirm the terms and conditions contained in your March 18,1997 letter regarding Casino Magic Corporation and the Evaluation Material that may be provided to Grand Casinos, Inc.

We are continuing our use of the Evaluation Material previously provided to us and will require updated and additional information. We agree that all such information shall be subject to the March 18, 1997 letter.

Please contact me with any questions or comments.

Sincerely,
GRAND CASINOS, INC.

/S/ Joseph M. Valandra
Joseph M. Valandra
Vice President

cc:  Bruce Martin
     Andrew Shupak